EXHIBIT 23.1
RBSM LLP
5  West 37th Street 9th Floor
New York, New York 10018

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Rahaxi, Inc.

As independent  registered public  accountants,  we hereby consent to the use in this  Registration  Statement  on Form S-8,  of our  report,  which  includes an explanatory  paragraph  regarding  the  substantial  doubt  about the ability of Rahaxi, Inc. (formerly known as FreeStar Technology Corporation) to continue as a going  concern  dated  October 14, 2008, included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2008, and to all  references  to our  Firm  included  in this Registration Statement.

/S/ RBSM LLP
Certified Public Accountants
New York, New York
October 1, 2009